EXHIBIT 23.2

Data & Consulting Services
Division of Schlumberger Technology Corporation

1310 Commerce Drive
Park Ridge 1
Pittsburgh, PA 15275-1011
Tel: 412-787-5403
Fax: 412-787-2906

CONSENT OF
SCHLUMBERGER DCS

We hereby consent to the use of the name “Data & Consulting Services (DCS) Division of Schlumberger Technology Corporation,” the reference to our reserve estimate reports for Aurora Oil & Gas Corporation (fka Cadence Resources Corporation) dated February 27, 2007, and the use of information contained therein in the SB-2 Registration Statement to be filed on or about October 31, 2007.

Pittsburgh, Pennsylvania
October 30, 2007

/s/ Charles M. Boyer II
Charles M. Boyer II, P.G.
Operations Manager
Pittsburgh Consulting Services